INSIDER TRADING POLICY FOR DIRECTORS & EXECUTIVE OFFICERS INDIVIDUAL RESPONSIBLE FOR POLICY: Corporate Secretary LAST APPROVAL DATE: May 2023 CURRENT APPROVAL DATE: May 2024 COMMITTEE PRESENTED TO: Audit & Finance Committee

Insider Trading Policy for Directors & Executive Officers 2024 Page 2 of 10 Contents Page # Introduction 2 The Basic Trading & Regulation FD Policies 3 Additional Restrictions Applicable to Executive Officers & Directors 5 Acknowledgement & Agreement 11 Introduction As a financial institution and a publicly-traded company, we have a legal obligation to maintain the confidentiality of non-public information obtained in the course of our business. This obligation extends to all officers, directors and employees at our institution (collectively, personnel). This obligation precludes the use by personnel for direct or indirect personal gain or profit, or avoidance of loss, of non-public information (also known as inside information) received in connection with our business activities. Moreover, the use of material non-public information in securities transactions (insider trading) or the communication of such information to others who use it in securities trading (tipping) may violate the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Securities and Exchange Commission ("SEC"), criminal prosecution, disgorgement (forfeiture) of any profits realized or losses avoided through use of the non-public information, penalties of up to $1 million or three times such profits or avoided losses, whichever is greater, and exposure to additional liability in private actions. Further, insider trading violations expose Heritage Financial Corporation ("Heritage"), its directors, officers and other personnel acting in supervisory capacities to civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations. Accordingly, unless done pursuant to a pre-approved Rule 10b5-1 trading plan or the exercise of previously granted stock options (discussed below), no person associated with Heritage may purchase or sell any security, whether issued by Heritage or a public company with which Heritage has a business relationship, while such person possesses material non-public information concerning such security. As a corollary to this policy, any person with knowledge of material non-public information acquired in the course of business of Heritage or any subsidiary may not communicate to any other person any such information unless communicated for legitimate business purposes. “Securities” includes common stock, options to purchase common stock and any other securities such as preferred stock, trust preferred securities, warrants and debt securities, as well as derivative securities, such as exchange-traded options. To reduce the likelihood of insider trading violations, Heritage has adopted the following policies and procedures, which are applicable to the securities transactions of directors and designated officers who have been informed that they are required to comply with these policies and

Insider Trading Policy for Directors & Executive Officers 2024 Page 3 of 10 procedures on a permanent or temporary basis (collectively referred to below as “insiders”). These policies and procedures also apply to securities transactions by (1) individuals who reside in the same household with insiders and to anyone else, family members or otherwise, whose transactions in Heritage securities are directed by the insider or are subject to the insider’s influence or control (referred to below as “Immediate Family Members”) and (2) any corporation, partnership, trust or other entity the investment decisions of which the insider has or shares the ability to control (referred to below as “Controlled Entities”). Strict compliance with these policies and procedures is expected of all insiders and their Immediate Family Members and Controlled Entities, and any violation may result in sanctions, up to and including termination of employment or directorship. The SEC has adopted a rule for fair disclosure, Regulation FD, which prohibits selective disclosure of material non-public information by public companies such as Heritage. The rule has a significant effect on Heritage's disclosure practices. In particular, Regulation FD applies to disclosures made by Heritage, or any person acting on its behalf, such as an executive officer, director, investor relations or public relations officer, and any other officer, employee or agent of Heritage who regularly communicates with securities market professionals or stockholders of Heritage. The SEC has indicated that the establishment of "an appropriate policy, and the issuer's adherence to it, may often be relevant in determining the issuer's intent with regard to selective disclosure." 1. THE BASIC TRADING AND REGULATION FD POLICIES Trading Policy. Unless done pursuant to a pre-approved Rule 10b5-1 trading plan or the exercise of previously granted stock options (discussed below), insiders and their Immediate Family Members and Controlled Entities may not purchase or sell any security issued by Heritage or its affiliates (1) during the period beginning two weeks prior to the end of the fiscal quarter or the fiscal year end and continuing until 48 hours after the public release of Heritage's earnings for such period or (2) at any other time the insider is aware of material non-public information. To ensure that a material event is not on the horizon, all transactions in Heritage securities by insiders and their Immediate Family Members and Controlled Entities must be cleared in advance by Heritage’s Corporate Secretary, even outside the restricted period described in clause (1) of the immediately preceding sentence. In addition, execution of a trade by a director or executive officer, even if pre-cleared, must be reported immediately to the Corporate Secretary for SEC reporting purposes. From time to time, Heritage may close trading in its securities during an otherwise open period due to material non-public information or other developments. Should this occur, Heritage may notify particular individuals that they should not engage in any transactions in Heritage securities, and should not disclose to others the fact that the trading period has been closed.

Insider Trading Policy for Directors & Executive Officers 2024 Page 4 of 10 Rule 10b5-1. The SEC’s Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if you enter into a binding contract, provide an instruction or adopt a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you are not aware of material non-public information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently become aware of material non-public information. Arrangements under the rule may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. For example, you could adopt a plan providing for the entry with a broker of limit orders to purchase a specified number of shares of Heritage stock on the first trading day of each month if the price does not exceed a specified level. Any insider who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with Heritage’s Corporate Secretary. As required by Rule 10b5-1, you may enter into or amend a trading plan only when you are not in possession of material non-public information. In addition, an insider may enter into or amend a trading plan only during a period when trading by insiders is permitted. Transactions by insiders pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. If you think you may be aware of material non-public information, you should either refrain from trading or contact Heritage’s Corporate Secretary before initiating a Rule 10b5-1 trading plan. Remember, all trades by a director or executive officer, even if pursuant to a Rule 10b5-1 trading plan, must be reported immediately to the Corporate Secretary for SEC reporting purposes. Option Exercises and Employee Stock Purchase Plan Transactions. This insider trading policy does not apply to the exercise of a stock option granted under a Heritage plan, or to the exercise of a tax withholding right pursuant to which you elect to have Heritage withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy also applies to the disposition of shares of Heritage stock by using such shares to pay the exercise price of a stock option (commonly referred to as “pyramiding”). Insiders may affect such transactions only during a period when trading by insiders is permitted or pursuant to a pre- approved Rule 10b5-1 trading plan.

Insider Trading Policy for Directors & Executive Officers 2024 Page 5 of 10 Transactions with the Heritage Financial Corporation 401(k) and ESOP (“KSOP”). While regular, ongoing purchases of Heritage stock resulting from your employee contributions (deferrals) through payroll deductions can occur during a quiet period, you should not do the following during a quiet period: (i) make an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Heritage stock (as opposed to other investment options under the plan); (ii) make an election to make an intra-plan transfer of an existing account balance into or out of Heritage stock; (iii) make an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Heritage stock balance; or (iv) make an election to pre-pay a plan loan if the pre-payment would result in an allocation of the loan proceeds to Heritage stock (as opposed to other investment options under the plan). To the extent the KSOP permits you to do other things that could enable you to utilize material inside information when acquiring or disposing of Heritage stock, those should also be limited to an open window period. These situations contrast with regular, ongoing purchases resulting from your employee contributions (deferrals) through payroll deductions, where your investment decision was made at a point in the past, when you made your initial election as to how much of your contributions would be allocated to Heritage stock (and presumably at a time when you were not in possession of material inside information). Definition of “Material Non-Public Information.” "Material information" means information relating to any company with publicly traded securities (including but not limited to Heritage), its business operations or securities, the public dissemination of which would likely affect the market price of any of its securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Both positive and negative information can be material. While it is impossible to list all types of information that might be deemed material under particular circumstances, information dealing with the following subjects is often found material: earnings estimates and results; dividends; potential mergers, acquisitions and tender and exchange offers; sales of substantial assets; changes in debt ratings; significant write downs of assets or additions to reserves for bad debts or contingent liabilities; liquidity problems; extraordinary management developments; public securities offerings; major price or marketing changes; labor negotiations; changes in auditors; significant litigation or investigations by governmental bodies; and other situations which may reasonably be expected to be important to the investing public or affect the price of Heritage’s stock. Information that has not been disclosed to the public generally is non-public. To show that information is public, you should be able to point to some evidence that it is widely disseminated. Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as Business Wire, AP or Reuters; national newspapers or magazines; or publicly available disclosure documents filed with the SEC, such as prospectuses, Forms 10-K, 10-Q or 8-K or proxy statements.

Insider Trading Policy for Directors & Executive Officers 2024 Page 6 of 10 Regulation FD. Regulation FD generally prohibits officers, directors, employees and others from selectively disclosing material non-public information to members of the public including securities analysts, brokers or Heritage's stockholders. Any contacts or questions from such individuals should be referred to Heritage's Chief Executive Officer. By designating an authorized spokesperson, this procedure will help Heritage avoid making available on a selective basis material non-public information and to allow it, if necessary, in the case of non-intentional disclosures, to make corrective disclosure statements in the form of press releases and the filing of Form 8-Ks. 2. ADDITIONAL RESTRICTIONS APPLICABLE TO EXECUTIVE OFFICERS AND DIRECTORS A. RESALE RESTRICTIONS The Securities Act of 1933, as amended ("1933 Act"), requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon is Rule 144 under the 1933 Act. The rule is available for public sales by any person of "restricted securities" (i.e., securities acquired in a private offering not registered with the SEC or certain other types of exempt offerings) and for sales by controlling persons (known as "affiliates") of any securities, whether restricted or unrestricted. A company’s executive officers, senior vice presidents, directors and 10% or greater beneficial owners generally are considered “affiliates” of the company. Requirements of Rule 144. Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale: 1. Current Public Information. Current information about Heritage must be publicly available at the time of sale. Heritage's periodic reports filed with the SEC ordinarily satisfy this requirement. 2. Holding Period. Restricted securities must be held and fully paid for by the seller for a period of six months prior to sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. In some cases, such as those involving gifts or bequests, the holding period of another person can be "tacked" to the seller's holding period for computation purposes. 3. Volume Limitations. The amount of securities which can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class, or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

Insider Trading Policy for Directors & Executive Officers 2024 Page 7 of 10 4. Manner of Sale. The securities must be sold in unsolicited brokers' transactions, directly to a market-maker or in riskless principal transactions. 5. Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves an aggregate sales price of greater than $50,000 in any three-month period. (Should the broker not have a Form 144, they are available online from the SEC.) Exception to Rule. The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted shares for at least one year and who were not affiliates during the three months preceding the sale under the Rule. At present, Heritage has not issued restricted securities. Treatment of Gifts. Bona fide gifts are not deemed to involve sales of stock, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to one year following the gift, depending on the circumstances. B. PRIVATE SALES Executive officers and directors also may sell securities in a private transaction. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he/she is acquiring securities that must be held for at least one year before the securities will be eligible for resale to the public under Rule 144. It is recommended that you consult with counsel prior to engaging in any private sale of Heritage's securities. C. RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the Securities Exchange Act of 1934, as amended ("1934 Act"). Regulation M generally prohibits Heritage or any of its affiliates from buying Heritage's stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Heritage's stock by Heritage or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. You should consult with Heritage if you desire to make purchases of Heritage's stock during any period that Heritage is making a public offering or buying stock from the public.

Insider Trading Policy for Directors & Executive Officers 2024 Page 8 of 10 D. REPORTING TRADES AND DISGORGEMENT (FORFEITURE) OF PROFITS ON SHORT-SWING TRANSACTIONS Section 16 of the 1934 Act applies to directors and executive officers of Heritage and to any person owning more than ten percent of any registered class of Heritage's equity securities. Section 16 is intended to deter such persons (collectively referred to as "Section 16 insiders") from misusing confidential information about their companies for personal trading gain. The general effect of Section 16 is to restrict the trading activities of Section 16 insiders with respect to the securities of their companies by requiring prompt public disclosure under Section 16(a) of their trades, permitting the recovery under Section 16(b) of any “short-swing” profits realized by them on certain transactions, and prohibiting them under Section 16(c) from engaging in short sales. The methods employed by Section 16 are separately discussed below. Prompt Reporting of Trades. With limited exception, transactions in Heritage stock by Section 16 insiders (and those whose holdings are attributable to the insider for Section 16 purposes, such as family members living in the insider’s household and related entities) must be reported to the SEC no later than the second business day following the trade date. To ensure timely reporting, Section 16 insiders must notify the Corporate Secretary before they trade and promptly notify the Corporate Secretary after the trade of the pertinent information (i.e., trade date, price, number of shares). Recovery of Short-Swing Profits. Under Section 16(b), any profit realized by a Section 16 insider on a "short-swing" transaction (i.e., a purchase and sale, or sale and purchase, of Heritage's equity securities within a period of less than six months) must be disgorged to Heritage upon demand by Heritage or a stockholder acting on its behalf. By law, Heritage cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under this section. In other words, Heritage, by law, cannot refuse to reclaim such profits. Strict Liability Provision. Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Section 16 insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16 insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Section 16 insider to sustain a net loss on a series of transactions while having recoverable profits. Broad Application. While there are exceptions (such as for exercises of stock options granted under Heritage’s stock option plans and other employee benefit plan transactions), the terms "purchase" and "sale" are construed under Section 16(b) to cover

Insider Trading Policy for Directors & Executive Officers 2024 Page 9 of 10 a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by a Section 16 insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider. Section 16(b) is extremely complicated and contains a number of traps for the unwary. To help prevent the unintended realization of a short-swing profit, directors and executive officers should consult the Corporate Secretary or legal counsel on this issue before they trade. E. PROHIBITION ON SHORT SALES Under Section 16(c), Section 16 insiders are prohibited from effecting "short sales" of Heritage's equity securities. A "short sale" is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. F. NO TRADING DURING PENSION FUND BLACKOUT PERIOD Regulation BTR (which stands for blackout trading restriction) prohibits executive officers and directors from trading in issuer equity securities acquired in connection with employment as an executive officer or service as a director when employees are not permitted to trade because of a pension fund blackout period. A pension fund blackout period is defined as any period of more than three consecutive business days during which the ability of at least 50% of the participants under all plans maintained by an issuer to buy or sell an interest in any issuer equity security is temporarily suspended by the issuer or by a fiduciary of the plan. Typically, blackout periods occur in connection with changes in plan investment alternatives or administrators, and with corporate transactions such as mergers and acquisitions. There are two exceptions to the definition of blackout period. The exceptions are for: (i) a regularly scheduled period in which the participants may not buy or sell if the period is incorporated into the plan disclosed to employees before they become participants under the plan or as a subsequent amendment to the plan; and (ii) any temporary trading suspension that would otherwise be a "blackout period" that is imposed solely in connection with persons becoming participants, or ceasing to be participants, in a plan by reason of a corporate transaction involving the plan or plan sponsor. By law, Heritage must give notice to executive officers and directors of upcoming blackout periods. Accordingly, executive officers and directors will know when blackout periods are in place.

Insider Trading Policy for Directors & Executive Officers 2024 Page 10 of 10 G. ADDITIONAL RESTRICTIONS Standing Orders. Standing orders, except those used in connection with pre- approved Rule 10b5-1 trading plans, should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information. Churning. To avoid any appearance of impropriety, you are strongly discouraged from repeatedly trading into and out of holdings of Heritage securities. Such “churning” can create an appearance of wrongdoing, even if not based on material non-public information and, for directors and executive officers, may result in “short-swing” profit liability under Section 16(b). Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you hold Heritage securities in a margin account or otherwise pledge Heritage securities as collateral for a loan, you should be aware that doing so carries with it the risk of insider trading liability if you fail to meet a margin call or if you default on the loan. Publicly Traded Options. A transaction in a publicly traded option is, in effect, a bet on the short-term movement of the underlying stock and therefore creates the appearance that the insider is trading based on inside information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of Heritage’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving Heritage, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions.") Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as Heritage’s other securityholders. Therefore, insiders are prohibited from engaging in any such transactions involving Heritage.